Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:
Sandy Harrison
Semtech Corporation
(805) 480-2004
webir@semtech.com
Semtech Welcomes New Members to Its Board of Directors
CAMARILLO, Calif., September 24, 2018 -- Semtech Corporation (Nasdaq: SMTC), a leading supplier of high performance analog and mixed-signal semiconductors and advanced algorithms, today announced that Semtech has increased the size of its board of directors to 10 members and has appointed each of Rodolpho Cardenuto and Saar Gillai as a member of the board of directors to fill the vacancies made available as a result of the increase in number of directors.
Rodolpho Cardenuto
Since 2014, Mr. Cardenuto has been the President of SAP’s Global Partner Operations (GPO) organization. Mr. Cardenuto joined SAP in 2008 as President of SAP Latin America and the Caribbean, and also served as President of SAP Americas in 2013. Mr. Cardenuto has more than 25 years of experience in the technology industry, spending over 15 years at Hewlett-Packard in leadership roles including sales management in Brazil and leading the small and midsize enterprise (SME) business for the Latin America region.
Mr. Cardenuto received a degree in Electronic Engineering from the Faculdade De Engenharia Industrial in Sao Paulo, Brazil; a Master of Business Administration, Finance from the Business School de Sao Paulo; as well as an Executive Master of Business Administration, International Business from the University of Toronto.
Saar Gillai
Mr. Gillai is also an accomplished business leader with senior executive and board experience in both startups and public companies and has over 20 years of experience in the technology industry. He is currently the Chief Executive Officer at Teridion, a Cloud-based networking company. Prior to joining Teridion, he was the Senior Vice President and General Manager of Hewlett Packard Enterprise’s

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Semtech Welcomes New Members to Its Board of Directors

Communications Solutions Business from October 2014 until October 2016. Previously he was SVP/GM and Chief Operating Officer of HP Cloud. Mr. Gillai joined HP via the acquisition of 3Com, where he was SVP of Worldwide Products and Solutions. Mr. Gillai also currently serves as an independent board member of SpaceIQ, a private company and Xilinx (Nasdaq: XLNX).
Mohan Maheswaran, Semtech’s President and Chief Executive Officer stated, “We are delighted to welcome Rodolpho and Saar to Semtech’s board. As our strategy evolves and now encompasses deeper interactions with System Integrators and Cloud Service Providers, it is important that our Board’s knowledge and capabilities also evolve in a synergistic fashion. Both Rodolpho and Saar bring unique industry perspectives that will enhance our ability to make good strategic choices in the Enterprise Computing, Mobile and IoT markets.”
Mr. Cardenuto also was appointed to serve on the Compensation Committee of Semtech’s board of directors, while Mr. Gillai was appointed to serve on the Audit Committee.
About Semtech
Semtech Corporation is a leading supplier of high performance analog and mixed-signal semiconductors and advanced algorithms for high-end consumer, enterprise computing, communications, and industrial equipment. Products are designed to benefit the engineering community as well as the global community. The Company is dedicated to reducing the impact it, and its products, have on the environment. Internal green programs seek to reduce waste through material and manufacturing control, use of green technology and designing for resource reduction. Publicly traded since 1967, Semtech is listed on the Nasdaq Global Select Market under the symbol SMTC. For more information, visit http://www.semtech.com.

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